Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of June 1st, 2016, by and between SCHLUMBERGER LIMITED, a Curaçao corporation (the “Company”), and Sherif Foda (“Executive”).

1.Employment of Executive:   In consideration of the mutual covenants and agreements herein contained, including Executive’s execution of a release of claims as provided in as Exhibit A to this Agreement within 21 days of the Effective Date, the Company and Executive enter into an agreement retaining Executive’s services as described herein, establishing certain incentive, tenure and performance criteria related to such employment and otherwise fixing Executive’s benefits.

2.Term and Extent of Services: The term shall commence the 1st of June, 2016 (the “Effective Date”) and shall continue until the close of business on the 28th of February, 2019 (the “Term”). This Agreement does not constitute a guarantee of continued employment but instead provides for certain rights and benefits for the Executive during his employment, and in the event his employment with the Company terminates under the circumstances described herein.  Effective the 31st of May, 2016, Executive resigns from his position as President Production Group of the Company and will remain employed by the Company during the Term, unless otherwise terminated under Section 4.  During the Term, the Executive shall be employed as a Senior Advisor reporting to the Chief Executive Officer.  At the expiration of the Term, Executive’s employment with the Company and all of its Affiliates (as defined below) shall terminate. An option of continuing on Leave of Absence status for a further 2 years will be available to the Executive.

Nothing herein shall prohibit Executive, during the Term, from being engaged as a consultant or employee to organizations and businesses or to be appointed to their board of directors except those specifically identified as Unauthorized Competitors in Section 5.  Executive agrees to inform the  Chief Executive Officer before accepting employment with an oil and gas related company.  For the avoidance of doubt, “oil and gas related company” expressly excludes any Unauthorized Competitor.

In the event of a move from the United States, during the Term, this Agreement will be transferred to the relevant Schlumberger entity for the remaining portion of the Term. Company agrees to sponsor the visa if required in Dubai.

3.Noncompetition Payments and Benefits:

(a)

Payments: In consideration for the Executive’s services as described herein, and in exchange for his agreement to the covenants as set forth in Section 5, Executive shall receive an amount equal to $1,540,000 payable in 24 equal monthly installments over the course of the Term, the first installment payment of which is referred to as the “Release Payment.”

(b)	Incentive Plans:

i.	During the Term, or if Executive’s employment is terminated sooner pursuant to Section 4, until such termination, Executive will
A.

receive an incentive payment of $770,000 on the first payroll of February 2017 and a second and final incentive payment of $770,000 on the first payroll of February 2018 with an option pending mutual agreement by

Executive and Company of receiving the second incentive payment as well on the payroll of February 2017.
B.	continue to vest in stock options in accordance with the terms of those plans and any applicable agreement.
C.	have his 2014 PSU grant canceled. Executive will receive time-based RSUs covering 12,667 shares that will vest on January 16, 2017.
D.	have his 2015 PSU grant canceled. Executive will receive time-based RSUs covering 7,467 shares that will vest on January 15, 2018.
E.	2016 PSU Plan will be as plan rules.

ii.

Upon termination of employment, except for a termination for Cause pursuant to Section 4 (c) or upon Executive’s employment with an Unauthorized Competitor identified in Section 5 (c) (i), Executive shall have the period to exercise stock options as per the plan rules, to the extent that such options were exercisable as of the date of such termination.

(c)

Pension and Profit Sharing: During the Term, Executive will continue to accrue additional benefits under the Company’s qualified and non-qualified pension and profit sharing plans. Payments under the Company’s non-qualified pension and profit sharing plans will be made in accordance with the terms of the relevant plan upon separation from service with the Company. In the event of a move to Dubai, Executive will be placed on the International Staff Payroll and will be eligible to participate in the International Staff Pension and Profit Sharing Plans.

(d)

Welfare Benefits: During the Term, Executive shall be eligible to participate in the Company’s group health plans only (medical and dental) on a basis comparable to that of other U.S. employees. Executive will not participate in any other welfare programs of the Company or any affiliate. In the event of a transfer to Dubai, Executive will participate in the International Health Care Plan for IMs.

(e)

Vacation: Executive shall be paid a cash amount representing his accrued and unused vacation accumulated as of the 31st of May 2016. During the Term, Executive shall not be eligible to accrue vacation pay.

(f)

Expense Reimbursement:  Executive shall be reimbursed for reasonable business expenses incurred in the normal course of performing his duties following delivery of supporting documentation therefor.  Executive shall submit all invoices for such incurred costs to the Company no later than 30 days prior to the end of the taxable year following the taxable year in which they were incurred.  The Company shall reimburse Executive for any undisputed costs within 14 days of receipt of such invoices.

4.Termination of Employment:  Should Executive’s employment terminate prior to the end of the Term, the following provisions of this Section 4 shall govern the rights of Executive under this Agreement:

(a)

Termination Due to Death: In the event Executive’s employment terminates during the Term as a result of Executive’s death, Executive’s beneficiary or beneficiaries shall receive any base salary and benefits accrued but unpaid as of his death, plus any amounts payable on account of Executive’s death pursuant to any other plan or program of the Company.

(b)

Termination Due to Disability:  In the event Executive’s employment terminates during the Term due to his disability within the meaning of any long-term disability plan maintained by the Company and covering Executive as of the date of Executive’s disability, Executive shall receive any base salary and benefits accrued but unpaid as of the date of his termination due to disability, plus any amounts payable on account of Executive’s disability pursuant to any other plan or program of the Company.

(c)

Termination by the Company for Cause: In the event the Company terminates Executive’s employment during the Term for Cause, as defined below, he shall be entitled to any other amounts earned, accrued or owing as of the date of termination of employment under the applicable employee benefit plans or programs of the Company.  For the avoidance of doubt, the Executive will be subject to any forfeiture or clawback provisions applicable to such termination under the terms of any plan or agreement maintained by the Company or any Affiliate.

“Cause” means Executive’s dishonesty relating to his employment with the Company, conviction of a felony, willful unauthorized disclosure of confidential information of the Company, or breach of the Executive’s obligations in Section 5.

(d)

Voluntary Termination and Termination Due to Mutual Agreement: Upon 15 days’ prior written notice to the Company (unless otherwise waived by the Company), Executive may voluntarily terminate his employment with the Company.  A voluntary termination pursuant to this Section 4(d) shall not include a termination under Section 4 (a), 4 (b) or 4 (c) above, and shall not be deemed a breach of this Agreement by Executive (except if Executive accepts employment or other prohibited association with an Unauthorized Competitor during the Term of this Agreement).

Executive may work for another employer (excluding an Unauthorized Competitor) during the Term without terminating his employment relationship with the Company.  In the event Executive voluntarily terminates his employment with the Company during the Term, and does not become employed by an Unauthorized Competitor he shall be entitled to:

i.	other benefits for which he is eligible in accordance with applicable plans or programs of the Company;

ii.	exercise any stock options granted under a plan of the Company that vested during the Term (and prior to his termination date) for the period of time specified in the plan rules.

(e)

Termination due to Employment by Unauthorized Competitor:  If during the Term, Executive accepts employment with an Unauthorized Competitor, Executive shall be required to reimburse all payments or value received by Executive under this Agreement no later than 30 days from the date the Company learns of the acceptance.  This repayment obligation shall not apply if Executive becomes an employee of an Unauthorized Competitor as a result of a merger or acquisition involving Executive’s employer and an Unauthorized Competitor.

For purposes of this Agreement, an Unauthorized Competitor means those companies as specifically identified in Section 5.

5.Confidentiality, Return of Property, and Covenant Not to Compete:

(a)

Confidentiality:  Executive agrees that he will not disclose or make available to any other person or entity, or use for his own personal gain, monetary or otherwise, any Confidential Information, except for such disclosures as required in the performance of his duties hereunder.  For purposes of this Agreement, “Confidential Information” shall mean any and all information, data and knowledge that have been created, discovered, developed or otherwise become known to the Company or any of its Affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation Confidential Information includes trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manual, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets or other financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

(b)

Return of Property: Executive agrees that at the time of leaving the Company’s employ, if not sooner, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information, as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates or ventures, regardless of whether such items were prepared by Executive.

(c)

Covenant Not to Compete:  Executive acknowledges that the skills, processes and information developed at the Company are highly proprietary and global in nature and could be utilized directly and to the Company’s detriment (or the detriment of any of the Company’s Affiliates or ventures) by several other businesses.  Accordingly, (1) in consideration for the Confidential Information previously provided and to be provided by the Company to Executive, (2) as part of the consideration for the payment and benefits to be paid to Executive hereunder, (3) to protect the Confidential Information of the Company disclosed or entrusted to Executive by the Company or created or developed by Executive for the Company and (4) as an additional incentive for the Company to enter into this Agreement, Executive agrees to be bound by the following restrictive covenants:

i.

During the Term, Executive shall not accept employment with or otherwise render services, directly or indirectly, anywhere in the world, to any specifically identified Unauthorized Competitor, whether as a director, officer, agent, employee, independent contractor or consultant, or take any action inconsistent with the fiduciary relationship of an employee to his employer.  In order to protect the Company’s good will and other legitimate business interests, provide greater flexibility to Executive in obtaining other employment and to provide both parties with greater certainty as to their obligations hereunder, the parties agree that Executive shall not be prohibited from accepting employment or otherwise rendering any services, anywhere in the world with any company or other enterprise except an Unauthorized Competitor.

For purposes of this Agreement, an “Unauthorized Competitor” refers specifically and exclusively to Halliburton Company, Baker Hughes Incorporated, Weatherford International, Archer Limited, OiLSERV, Aker Solutions ASA, FMC Technologies, GE Oil & Gas, National Oilwell Varco Corporation, including any and all of their parents, subsidiaries, affiliates, joint ventures or divisions, as of the date of this Agreement as well as any of their successors or assigns; provided, however, that the restrictions in this Section 5(c) shall not apply if Executive becomes an employee of an Unauthorized Competitor as a result of a merger or other acquisition involving Executive’s employer and an Unauthorized Competitor.

ii.

Executive further agrees that during the Term, he shall not at any time, directly or indirectly, induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its Affiliates or ventures to leave the employment of the Company or any of its Affiliates or ventures.

iii.

Executive acknowledges that this restrictive covenant under Section 5, for which he received consideration from the Company as provided in this Agreement, is ancillary to otherwise enforceable provisions of this Agreement and that these restrictive covenants contain limitations as to time, geographical area and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the good will or other business interests of the Company, such as the Company’s need to protect its Confidential Information.

iv.

Executive acknowledges that in the event of a breach by Executive of these restrictive covenants, the covenants may be enforced by temporary restraining order, preliminary or temporary injunction and permanent injunction, in addition to any other remedies that may be available by law.  In that connection, Executive acknowledges that in the event of a breach, the Company will suffer irreparable injury for which there is no adequate legal remedy, in part because damages caused by the breach may be difficult to prove with any reasonable degree of certainty.

v.

Executive further acknowledges that if his employment terminates prior to the Term, pursuant to Section 4 (c), (d) or (e) of this Agreement, the covenant not to compete provisions of this Agreement will extend throughout the remainder of the Term.

vi.

Executive further agrees that in the event that (1) the Company determines that Executive has breached any term of Section 5(c) or (2) all or any part or of Section 5(c) is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Executive and the Company, in addition to any other remedies at law or in equity the Company may have available to it, the Company may immediately stop payment of any future amounts due pursuant to Section 3.

vii.

Executive expressly recognizes that Executive was a high-level, executive employee who was and is provided with access to Confidential Information of the Company as part of Executive’s employment and that the restrictive covenants set forth in this

Section 5 are reasonable and necessary in light of Executive’s prior executive position and prior access to the Company’s Confidential Information, as well as his potential continued access to Confidential Information during the Term.

(d)

Employment by Affiliates: Notwithstanding any provision of this Agreement to the contrary, for purposes of determining whether Executive has terminated employment hereunder, “employment” means employment as an employee with the Company or any Affiliate.  For purposes of this Agreement, the term “Affiliate” means (i) Schlumberger Limited, a Curaçao corporation, (ii) any corporation in which the shares owned or controlled directly or indirectly by Schlumberger Limited shall represent 40% or more of the voting power of the issued and outstanding stock of such corporation, and (iii) any other company controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended.

6.Expenses: The Company and Executive shall each be responsible for its/his own costs and expenses, including, without limitation, court costs and attorney’s fees, incurred as a result of any claim, action or proceeding arising out of, or challenging the validity or enforceability of, this Agreement or any provisions hereof.

7.Notices: For purposes of this Agreement, all notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Schlumberger Limited
5599 San Felipe
17th Floor
Houston, TX 77056
ATTENTION: Gerard Martellozo
VP Human Resources

If to Executive:	Sherif Foda
5306 Bordley Drive, Tanglewood
Houston, TX 77056

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

8.Applicable Law; Venue: The validity, interpretation, construction and performance of this Agreement will be governed exclusively by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such state.  Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas.  Each of Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.

9.Severability: If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

10.Withholding of Taxes: The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

11.No Assignment; Successors: Executive’s right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation, or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than as provided in Section 4(a), a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 11, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).

11.Effect of Prior Agreements: This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment, severance or other agreement between the Company or any predecessor of the Company and Executive.

12.Release of Claims:  In consideration for the compensation and other benefits provided pursuant to this Agreement, Executive has executed a “Waiver and Release,” in the form attached hereto as Exhibit A.  Executive acknowledges that he was given copies of this Agreement and the Waiver and Release on [Month, day] 2016, and was given sufficient time to consider whether to sign the Agreement and the Waiver and Release.  The Company’s obligations under this Agreement are expressly conditioned on the execution of the Waiver and Release within the time period set forth in Section 1, and Executive’s failure to execute and deliver such Waiver and Release, or Executive’s revocation of the Waiver and Release within the seven day period provided in the Release, will void the Company’s obligations hereunder.

13.Section 409A:  Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.  Notwithstanding the foregoing provisions of this Agreement, if the payment of any compensation or benefits under Section 3 would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and Executive constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that Executive would otherwise be entitled to during the first six months following Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after Executive’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest.

14.No Waiver:  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15.Counterparts:  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

16.Headings:  The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed and delivered the 31st day of May, 2016 but effective as 1st of June, 2016.

SCHLUMBERGER LIMITED

By:	/s/ Gerard Martellozo
Name: Gerard Martellozo
Title: Vice President, Human Resources

EXECUTIVE

By:	/s/ Sherif Foda

Exhibit A

Schlumberger Limited

Waiver And Release

Schlumberger Limited has offered to pay me the Release Payment described in section (a) of my Employment Agreement with Schlumberger Limited, effective as of May 31st, 2016 (the “Agreement”), which is in addition to any remuneration or benefits to which I am already entitled.  This Release Payment was offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Schlumberger Limited and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to any claim or cause of action to enforce or interpret any provision contained in the Agreement.  I have read this Waiver and Release and the Agreement (which, together, are referred to herein as the “Agreement Materials”) and the Agreement is incorporated herein by reference.  The payment of the Release Payment is voluntary on the part of the Company and is not required by any legal obligation other than the Agreement.  I choose to accept this offer.

I understand that signing this Waiver and Release is an important legal act.  I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release.  I understand that, in order to be eligible for the Release Payment, I must sign (and return to Gerard Martellozo, VP Human Resources, Schlumberger Limited, 5599 San Felipe, 17th Floor, Houston, TX 77056) this Waiver and Release by 5 p.m. on May 31st, 2016.  I acknowledge that I have been given at least 21 days to consider whether to sign the Agreement and whether to execute this Waiver and Release.

In exchange for the payment to me of the Release Payment, which is in addition to any remuneration or benefits to which I am already entitled, I, among other things, (1) agree never to institute, maintain or prosecute, or induce or assist in the instigation, commencement, maintenance or prosecution of any action, suit, proceeding or administrative charge in any forum regarding or relating in any way to my employment with or separation from the Company or the Affiliates, and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed.  This Waiver and Release includes, but is not limited to, claims and causes of action under:  Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law, whether of the United States or any other country.  Further, I expressly represent that no promise or agreement which is not expressed in the Agreement Materials has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents.  I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.  Notwithstanding the above, nothing in this Waiver and Release is intended to (i) release or affect in any way any board resolution or by-law of the Company or other agreement between me and the Company which may provide for indemnity and/or director and officer insurance coverage relating to any potential claim against me arising out of my role as an officer and employee of the Company, (ii) release or affect in any way any claims arising under the Agreement, (iii) prevent me from filing a complaint with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body, or (iv) prevent me from filing any claims that are not permitted to be waived or released under applicable law.  However, I further agree and covenant that I will not seek or accept any personal, equitable or monetary relief in any action, suit, proceeding or administrative charge filed on my behalf by any person, organization or other entity against the Corporate Group.

I acknowledge that payment of the Release Payment to me by the Company is not an admission by the Company or any other member of the Corporate Group that they engaged in any wrongful or unlawful act or that the Company or any member of the Corporate Group violated any federal or state law or regulation. Except as provided in the Agreement Materials, I acknowledge that neither the Company nor any other member of the Corporate Group has promised me continued employment or represented to me that I will be rehired in the future.  I acknowledge that the Company and I contemplate an unequivocal, complete and final dissolution of my employment relationship following the Term (as defined in the Agreement).  I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or the Affiliates and I hereby waive any right to future employment by the Company or any other member of the Corporate Group.

Both the Company and I agree to refrain from any criticisms or disparaging comments about each other or in any way relating to my employment or separation and the Company and I specifically acknowledge that our willingness to enter into this Waiver and Release is in anticipation of our fidelity to this commitment.  The above is not intended to restrict me from seeking or engaging in other employment and, in that connection, from making confidential disclosure to potential employers of such facts or opinions as I may elect to convey, nor is it intended to restrict the Company from conducting such confidential internal communications as may be necessary to manage this resignation in a businesslike way.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.  I acknowledge that this Waiver and Release and the other Agreement Materials set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.  I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by Gerard Martellozo, VP Human Resources of Schlumberger Limited - Houston, in which case the Waiver and Release will not become effective.  In the event I revoke my acceptance of this offer, the Company shall have no obligation to pay me the Release Payment.  I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release.  By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Sherif Foda	Gerard Martellozo
Employee’s Printed Name	Company Representative

/s/ Sherif Foda	/s/ Gerard Martellozo
Employee’s Signature	Company Representative’s Signature